Exhibit 99.1

FOR IMMEDIATE RELEASE

September 17, 2009

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

Beth Ardoin, Executive Vice President, Director of Communications (337) 521-4701

IBERIABANK Corporation Announces

Investment And Wealth Management Leadership

LAFAYETTE, LOUISIANA – IBERIABANK Corporation (NASDAQ: IBKC), the holding company of 122-year old IBERIABANK (www.iberiabank.com) and IBERIABANK fsb (www.iberiabankfsb.com), is pleased to announce the naming of Jefferson G. Parker as Vice Chairman and Manager of Brokerage, Trust and Wealth Management.

Parker has been affiliated with the Company since 2001 when he joined the Board of Directors of IBERIABANK Corporation. Until January 31, 2009, he was President of Howard Weil, Inc., a New Orleans-based equity research, investment banking and trading firm focused on the energy industry, where he served in a number of capacities for 33 years.

“Jeff is a dynamic addition to our team,” said Daryl G. Byrd, President and CEO. “He has been an invaluable Board member and trusted friend of the Company. One of our priorities for this year is to expand our investment management business. Jeff is the perfect person to lead that effort and take advantage of the tremendous opportunities available to us.”

Parker previously served on the FINRA District No. 5 Committee, as Chairman for the past two years. Parker is a licensed General Securities Principal, FINRA Financial and Operations Principal and General Securities Sales Supervisor. He is also a Registered Options Principal and has been a member of the Securities Trade Association, Dallas Securities Dealers Association and Louisiana Traders Association.

His civic involvement includes a seat on the Board of Directors of Ochsner Health System and is a member of the Ochsner Cardiovascular Board of Councilors. He also currently serves on the Executive Advisory Board of the Tulane Energy Institute as well as on the New Orleans Business Council. Parker formerly served as President of the Board of Trustees of Trinity Episcopal School in New Orleans, on the Board of Trustees for the Blue Ridge School in Virginia and was an Exchange Official of the American Stock Exchange.

IBERIABANK Corporation is a multi-bank financial holding company headquartered in Lafayette, Louisiana. The Company has 162 combined offices, including 101 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 35 locations in eight states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization of approximately $1 billion, based on the closing stock price on September 16, 2009.

1